Exhibit 99.1

JEFFREY S. RUGG, ESQ., Bar # 10978

jrugg@bhfs.com

MAXIMILIEN D. FETAZ, ESQ., Bar # 12737

mfetaz@bhfs.com

Brownstein Hyatt Farber Schreck, LLP

100 North City Parkway, Suite 1600

Las Vegas, Nevada 89106

Telephone: 702.382.2101

Facsimile: 702.382.8135

DAVID H. WOLLMUTH, ESQ. (pro hac vice forthcoming)

dwollmuth@wmd-law.com

WILLIAM F. DAHILL, ESQ. (pro hac vice forthcoming)

wdahill@wmd-law.com

WOLLMUTH MAHER & DEUTSCH LLP

500 Fifth Avenue

New York, New York 10110

Telephone: 212.382-3300

Facsimile: 212.382.0050

Attorneys for Plaintiff Relmada Therapeutics, Inc.

UNITED STATES DISTRICT COURT

DISTRICT OF NEVADA

RELMADA THERAPEUTICS, INC., a Nevada corporation,	Case No.: 2:15-cv-2338-JCM-CWH
Plaintiff,	[PROPOSED] SECOND AMENDED COMPLAINT

v.	(1)	Breach of Fiduciary Duty

LAIDLAW & COMPANY (UK) LTD., a foreign corporation, MATTHEW D. EITNER, an individual and citizen of New Jersey, and JAMES P. AHERN, an individual and citizen of New Jersey,	(2) (3)	Violation of Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 Thereunder Injunctive Relief
Defendants.	(4)	Defamation/Business Disparagement
and	(5)	Defamation Per Se
LAIDLAW & COMPANY (UK) LTD., a foreign corporation, MATTHEW D. EITNER, an individual and citizen of New Jersey, and JAMES P. AHERN, an individual and citizen of New Jersey,	(6) (7)	Tortious Interference with Prospective Economic Advantage Violation of 18 U.S.C. § 1962(c)
Counterclaimants	(8)	Violation of 18 U.S.C. § 1962(d)

	(9)	Violation of Section 10(b) of the Exchange Act of 1934 and Rule 10b-5 Thereunder

v.

RELMADA THERAPEUTICS, INC., SANDESH SETH, SERGIO TRAVERSA, CHUCK CASAMENTO, MAGED SHENOUDA, PAUL KELLY, and SHREERAM AGHARKAR,

Counterclaim Defendants

For its second amended complaint against Defendants Laidlaw & Company (UK) Ltd. (“Laidlaw”), Matthew D. Eitner, and James P. Ahern (collectively, “Defendants”), Plaintiff Relmada Therapeutics, Inc. (“Relmada”) alleges as follows:

NATURE OF THE CASE

This action is brought to recover damages arising from Relmada’s more than $75 million loss in value due to Defendants’ pattern of corrupt and wrongful conduct, including the publication of fraudulent statements and manipulation of Relmada’s stock price, in their effort to take over Relmada and thereafter use it as a vehicle from which to generate investment banking and advisory fees. Relmada is a clinical stage, publicly traded specialty pharmaceutical company. Laidlaw is a mid-level investment bank and advisory firm of which defendants Mr. Eitner and Mr. Ahern are principals. Laidlaw earned substantial fees in connection with services it provided to Relmada between 2011 and 2014. By mid-2015, Defendants’ efforts to earn more fees in connection with Relmada transactions, whether or not those transactions were in Relmada’s interest, were stymied. Relmada’s Chairman of the Board, previously appointed by Laidlaw, had disassociated himself from Laidlaw, and both the Chairman’s and Relmada’s Chief Executive Officer’s ethics and business acumen posed roadblocks to Defendants’ self-serving goals. Then, in mid-October 2015, Laidlaw’s representative on Relmada’s Board resigned after NASDAQ revealed that Laidlaw’s board representative had concealed insurance fraud, malpractice and civil racketeering claims brought against him.

Having lost their representative on Relmada’s board, Defendants pursued a scheme to reassert themselves and take control of Relmada for their own enrichment. In late October 2015, Defendants issued a Schedule 13D that falsely stated that Relmada not only had been “unsuccessful in attracting institutional capital,” but that Relmada had “declined” an “investor’s request for due diligence access.” As set forth below, these statements (and others) in the Schedule 13D were knowingly and/or recklessly false when Defendants made them. The Schedule 13D also announced Defendants’ plans to replace Relmada’s Board of Directors with Defendants’ own nominees. Through the Schedule 13D, Defendants intended to convey to Relmada’s shareholders and to the market in general that Relmada’s Board of Directors and senior management were mismanaging Relmada, lacked business integrity and did not practice fair dealing.

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The next step in Defendants’ scheme was to file a proxy statement with the Securities and Exchange Commission (“SEC”) in December 2015. In the proxy statement, Defendants sought to nominate their own slate of directors to occupy five out of the six seats on Relmada’s Board, ostensibly to address the bogus assertions of mismanagement, lack of business integrity and fair dealing previously made in their Schedule 13D, but in reality to re-open the fee spigot. Defendants, however, failed to comply with the clear requirements for nominating directors under Relmada’s bylaws and Nevada law, and their takeover effort failed when this Court enjoined Defendants from disseminating what the Court found to be “false and misleading proxy materials” and prevented Defendants’ improperly nominated slate of directors from running for the Board.

While Relmada successfully prevented Defendants’ improper takeover attempt, the damage created by Defendants’ misconduct has been severe. Defendants’ false October 2015 and December 2015 filings and attendant confusion in the marketplace caused Relmada’s share price to fall 43% initially, and further since then. The drop in stock price adversely affected Relmada’s application for listing on the NASDAQ stock exchange, which, in turn, has harmed Relmada’s ability prospectively to raise capital. Because of the foregoing, Relmada has been prevented from fully executing its business plan. Prior to Defendants’ full implementation of its pattern of wrongful conduct to take control of Relmada, Relmada projected that by the second half of 2016, it would be a NASDAQ listed company with at least one drug in the Phase III approval process and two drugs in Phase II, with an estimated market value based on comparable companies of approximately $100 million. Instead, today, Relmada has no drugs in clinical testing, has lost 40% (forty percent) of its workforce, and has a value of less than $25 million. Defendants’ scheme caused all of the foregoing.

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Defendants’ scheme continues today. In retaliation for having lost their gambit to take control of Relmada, Defendants are thwarting Relmada’s efforts to rehabilitate its stock price by systematically and strategically selling off shares (obtained at nominal cost) into an illiquid market at ever lower prices, notably including sales timed to coincide with what should be viewed as announcements of positive developments in Relmada’s core business. Incredibly, the Defendants are front running their own investors, which they had brought to invest in Relmada during the 2012 to 2014 period. Defendants cannot be permitted to continue this manipulation of the market and effort to further harm Relmada.

JURISDICTION AND VENUE

1.       The claims asserted herein arise under and pursuant to (i) Section 14(a) of the Securities Exchange Act of 1934 (“Exchange Act”), 15 U.S.C. § 78n(a), and Rule 14a-9 promulgated thereunder by the SEC, 17 C.F.R. § 240.14a-9; (ii) Section 10(b) of the Exchange Act, 15 U.S.C. § 78j and Rule 10b-5 promulgated thereunder by the SEC, 17 C.F.R. 240.10b-5; (iii) 18 U.S.C. § 1962(c); and (iv) 18 U.S.C. § 1962(d).

2.       This Court has subject matter jurisdiction over this case pursuant to 28 U.S.C. § 1331, Section 27 of the Exchange Act, 15 U.S.C. § 78aa, 18 U.S.C. § 1964(c) and 18 U.S.C. § 1965.

3.       This Court has personal jurisdiction over Defendants because they have engaged in transactions and occurrences within the State of Nevada, including disseminating materially false and misleading information regarding a Nevada corporation.

4.       Venue is proper in the United States District Court for the District of Nevada under Section 27 of the Exchange Act, 18 U.S.C. § 1965 and 28 U.S.C. § 1391(b). Many of the acts charged herein, including the dissemination of materially false and misleading information, occurred in substantial part in this District.

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PARTIES

5.       Plaintiff Relmada Therapeutics, Inc. is a Nevada corporation with its primary place of business in New York, New York.

6.       Defendant Laidlaw & Company (UK) Ltd. is a foreign corporation with its primary place of business in New York, New York.

7.       Upon information and belief, Defendant Matthew D. Eitner is an individual and citizen of New Jersey.

8.       Upon information and belief, Defendant James P. Ahern is an individual and citizen of New York.

GENERAL ALLEGATIONS

A.	The Background Engagements Between Relmada and Laidlaw

9.       Relmada is a clinical stage, publicly traded specialty pharmaceutical company focused on developing novel versions of proven drug products and new chemical entities that potentially address areas of high unmet medical need in the treatment of pain and central nervous system diseases.

10.     Defendants Laidlaw and its two principals, Matthew D. Eitner and James P. Ahern, have a historic relationship with Relmada that dates to Laidlaw’s service as Relmada’s investment banking firm and advisors since 2011.

11.     On or about December 6, 2011, Relmada engaged Laidlaw for financial advisory services and as Relmada’s placement agent.

12.     In exchange for Laidlaw’s services in 2011-12, Relmada paid Laidlaw (i) a $25,000 activation fee; (ii) financing fees in connection with a placement in the amount of ten percent (10%) of the gross proceeds delivered on closing and two percent (2%) of non-accountable expenses; and (iii) on each closing, “a warrant . . . exercisable for shares representing [ten percent (10%)] of the common shares issued and issuable as a result of the Offering at an exercise price equal to the lowest price per share of the warrants issued/issuable to Investors in the Offering.”

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13.     The May 2014 engagement agreement contained a 24 month tail period, stating:

[i]f the Client shall, within a period of 24 months of the Termination Date, consummate a financing transaction with any investor introduced to the Client during the Term or enter into a definitive agreement during such 24 month period to consummate a financing transaction with any such investor introduced to the Client by Laidlaw prior to or during the Term, which transaction is consummated within twenty-seven (27) months following the Termination Date, the Client shall pay Laidlaw the same compensation and expenses . . . as would have been due had such financing occurred during the Term of this Agreement (the “Tail Period”).

14.     The Tail Period further applied “[i]f during the period 24 months following the Termination Date, the Client shall initiate or consummate any eligible transaction under Section 1b) or 1c) . . . with any company or party introduced by Laidlaw during the Term of this Agreement, Client shall be obligated to pay the full amount of the Advisory Transaction Fee.”

15.     After a successful Series A financing, in February 2014 Relmada engaged Laidlaw as Relmada’s financial adviser for a stock offering completed in May 2014. Subsequently in May 2014, after Relmada became a publicly traded company, it again engaged Laidlaw as financial adviser for an additional stock offering completed in June 2014.

16.     In exchange for these services by Laidlaw, Relmada paid Laidlaw (i) $25,000 per month; (ii) ten percent (10%) of the aggregate consideration underlying the transaction by which Relmada went public; and (iii) warrants “equal to [ten percent (10%)] of the Securities sold in the Offering, including any Common Shares issued or issuable.” In addition, several Laidlaw principals, including Mr. Eitner and Mr. Ahern, received approximately one million warrants as part of distribution from another advisory firm in which they were limited partners as a result of an advisory engagement with Relmada, which encompassed, among other items, getting the company ready to become publicly traded.

17.     In total, Relmada paid Laidlaw over $4.2 million in fees for proceeds resulting from transactions that occurred between 2012 and June 2014. In addition, because of Relmada’s issuance of the warrants to Laidlaw for these three engagements, Laidlaw was able to acquire the vast majority of the shares it beneficially owns in Relmada and only expended minimal additional capital to acquire those shares. In the aggregate, Defendants beneficially own (or owned before sales) 1,136,605 shares of the Relmada’s common stock, the vast majority of which they received for the aforementioned services. Upon information and belief, some of these shares were provided to Laidlaw affiliates and individuals with personal connections to Defendants.

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18.     In 2012, during Laidlaw’s initial engagement with Relmada, Laidlaw nominated Sandesh Seth, Laidlaw’s then Head of Healthcare Investment Banking, to Relmada’s Board of Directors. Relmada appointed Mr. Seth to its Board of Directors thereafter.

19.     In January 2014, Mr. Seth became the Lead Director of the Board and, on July 14, 2015, the Board appointed Mr. Seth as Chairman of the Board, a position he currently holds.

20.     During Laidlaw’s second engagement with Relmada in 2014, Laidlaw nominated Dr. Nabil Yazgi to Relmada’s Board of Directors. Relmada accepted Laidlaw’s recommendation and appointed Dr. Yazgi to its Board of Directors.

21.     Thus, as of 2014, Laidlaw had nominated two Directors to fill seats on Relmada’s then five member Board of Directors, including its Lead Director.

B.	Laidlaw’s Attempt to Influence Relmada and Generate New Fees

22.     After Relmada went public in 2014, Defendants had few fee opportunities, particularly since Relmada did not have immediate capital needs. “Relmada went public via a reverse merger in May 2014[, and] [a]ssociated with the going-public transaction, Relmada completed equity capital raises totaling gross proceeds of $28 million.” The gross proceeds were “expected to enable [Relmada] to achieve major milestones and enter into the next stage in its growth” without the need to mine for additional investments in the near term. In addition to the $28 million, by October 2014, Relmada had raised “more than $15 million . . . through the issuance of 10.1 million shares of its common stock when A-Warrants, which were originally issued as part of a private placement in the second quarter, were exercised at $1.50/share.” Thus, by the end of October 2014, Relmada had raised over $43 million.

23.     Indeed, as of the spring of 2015, Relmada had sufficient capital and did not need to raise additional capital at that point.

24.     Defendants knew that the only way to generate fees was to convince Relmada to attract investors. When senior management did not fall in line with Defendants’ plan to attract new investors and spend monies in relation thereto, Defendants viewed Relmada’s Chief Executive Officer, Sergio Traversa, as a roadblock to their fee-generating scheme.

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25.     Moreover, Relmada’s Chairman, Mr. Seth, terminated his relationship with Laidlaw and disassociated from the Defendants in July 2015.

26.     Thus, in order to get around the roadblock and use Relmada to further their personal agendas, Defendants needed “friends” on the Board of Directors and access to Relmada’s confidential financial and business information. Accordingly, Laidlaw attempted to appoint a new director to Relmada’s Board of Directors: Benjamin Snedeker. Mr. Snedeker had a personal relationship with a Laidlaw employee, Kris Tomasulo, and Laidlaw sought to exploit its relationship with Mr. Snedeker by encouraging him to seek a seat on Relmada’s Board of Directors.

27.     On June 4, 2015, Mr. Snedeker wrote to Laidlaw: “I have come around to the idea that sitting on [Relmada’s] board may be the best way for me to engage. Let me know if that is still a possibility and we can start the process to see if I am a good fit.” Mr. Snedeker, however, had no requisite credentials, his only experience having been a low-level hedge fund employee. Notably, Mr. Snedeker had no prior board experience and no operational experience in the pharmaceutical or biotechnology industry.

28.     This already limited and odd introduction by Defendants was made troubling when Defendants stated that in exchange for approving Mr. Snedeker for a seat on the Board of Directors and paying Mr. Snedeker a “success fee” of $500,000 in warrants, Mr. Snedeker would facilitate an investment in Relmada by a certain Boston based fund (the “Potential Investor”). Defendants made the quid pro quo clear: if Relmada did not agree to the proposed arrangement with Mr. Snedeker, the Potential Investor would not invest in Relmada.

29.     Relmada was not satisfied with Mr. Snedeker’s credentials and responded that it had no interest in appointing him to Relmada’s Board of Directors. Relmada, however, stated that it was interested in and willing to learn more about the Potential Investor.

30.     Although Relmada had not formally reengaged Laidlaw for new transactions and that Mr. Snedeker had no affiliation with Laidlaw, Relmada or the Potential Investor, Defendants insisted that all communication between Relmada and the Potential Investor go through Defendants and Mr. Snedeker. This arrangement is unusual and not customary in the industry, and caused Relmada’s management team great concern.

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31.     Relmada learned that Mr. Snedeker had a personal connection to what it understood to be an analyst at the Potential Investor (the “Investor’s Analyst”). The Potential Investor’s Analyst, however, would not have power to make investment decisions on behalf of the Potential Investor.

32.     As early as July 7, 2015, Defendants pushed the potential investment transaction forward. In response, Relmada stated, as it would with any potential investor, that it would enter into a nondisclosure agreement with the Potential Investor.

33.     On July 13, 2015, Relmada sought to formalize the unusual arrangement between Relmada, Laidlaw, Mr. Snedeker and the Potential Investor in connection with a possible investment transaction, requesting that Laidlaw enter a new engagement agreement with Relmada and that Mr. Snedeker enter into a consulting agreement with Relmada. Specifically, Relmada wrote to Laidlaw that “[a]s Laidlaw is supporting the involvement of Ben Snedeker in some form of consulting role, we do need an agreement that describes the span of his services and the compensation related especially if it is in connection with a capital raise. Also, in connection with the capital raise we need an engagement letter from Laidlaw to formalize the process. We should have these two things in place before we can move forward.”

34.     Laidlaw and Mr. Snedeker refused to formalize their relationships with Relmada. Laidlaw refused to execute a formal engagement letter with Relmada, and Mr. Snedeker refused to execute a consulting agreement with Relmada.

35.     Thereafter, Laidlaw requested that Relmada enter into a nondisclosure agreement with Mr. Snedeker in addition to the nondisclosure agreement Relmada sought with the Potential Investor.

36.     Because Mr. Snedeker refused to enter into a consulting agreement with Relmada, Relmada believed that he had entered into a consulting agreement with the Potential Investor and that any nondisclosure agreement should be covered under the Potential Investor’s consulting and nondisclosure agreements with Mr. Snedeker. However, Laidlaw advised Relmada that Mr. Snedeker would not be covered and that “[the Potential Investor] would like [Mr. Snedeker] to have his own [nondisclosure agreement].”

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37.     Ultimately, Relmada did not enter a nondisclosure agreement with Mr. Snedeker but did enter into a nondisclosure agreement with the Potential Investor on or about August 5, 2015.

C.	Relmada’s Concern About the Bona Fides of a Potential Investment Transaction Grows

38.     After Relmada and the Potential Investor entered into the nondisclosure agreement, Defendants—not the Potential Investor—made requests to for access to Relmada’s data room.

39.     Although Laidlaw had continued to act in an advisory capacity to Relmada, when these requests began Laidlaw still had not entered into a specific engagement with Relmada in connection with the potential investment transaction and the Potential Investor had engaged neither Laidlaw nor Mr. Snedeker. This unusual arrangement continued to concern Relmada.

40.     To address Relmada’s concerns, (i) Mr. Traversa requested that he be provided with the Potential Investor’s information to directly coordinate due diligence efforts; and (ii) contacted the Potential Investor’s Managing Director and General Counsel (the “General Counsel”). Specifically, on August 11, 2015, Mr. Traversa called the General Counsel seeking clarification on Mr. Snedeker’s role and to discuss the unusual approach taken in connection with the potential investment.

41.     The General Counsel advised Mr. Traversa he did not know Mr. Snedeker and had no details regarding Mr. Snedeker’s involvement with the Potential Investor, but that he would look into the situation.

42.     After several attempts to reconnect, on August 19, 2015, Mr. Traversa emailed the General Counsel to continue their conversation “about the very unusual introduction to [the Potential Investor] from an individual called Ben Snedeker and an investment bank named Laidlaw & Co. that is a cause of serious concern [for Relmada].” Mr. Traversa again asked the General Counsel to “provid[e] some color about the role of Ben Snedeker in relation with [the Potential Investor] (if any).”

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43.     In the meantime, Mr. Traversa reiterated to Laidlaw that any further communications concerning a potential investment should be directly between the Potential Investor and Relmada.

44.     Subsequently, Mr. Snedeker’s analyst connection at the Potential Investor contacted Mr. Traversa directly seeking access to Relmada’s data room.

45.     Because the General Counsel had not responded to his prior calls and email, Mr. Traversa did not immediately respond to the Investor’s Analyst. Mr. Traversa hoped to gain understanding of the unusual arrangement proposed by Defendants and discuss his concerns about the transaction with the General Counsel.

46.     Days later, on August 23, 2015, the General Counsel informed Mr. Traversa that he was “still hunting [information about Mr. Snedeker] down” and that he would revert back to Mr. Traversa shortly. The General Counsel, however, never followed up with Mr. Traversa.

47.     In the meantime, as part of its continued effort to coerce Relmada, Defendants misrepresented the Investor’s Analyst as the Potential Investor’s Chief Investment Officer in an email to Relmada dated August 26, 2015.

48.     That same day, Mr. Traversa informed the analyst he had “reached out to [the Potential Investor’s] corporate counsel” and was waiting to hear from him before Relmada could move forward with the Potential Investor.

49.     In response, the Investor’s Analyst inquired as to the identity of Mr. Traversa’s contact at the Potential Investor. Mr. Traversa responded that he was in contact with the General Counsel.

50.     Tellingly, following Mr. Traversa’s identification of the General Counsel as the person with whom he was speaking, the Investor’s Analyst immediately ceased all communications with Mr. Traversa and Relmada. The General Counsel also never responded to the substance of Mr. Traversa’s requests for information to understand the relationship between Mr. Snedeker and the Potential Investor.

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51.     Despite the Potential Investor’s disappearance, Defendants continued to push an investment transaction with the Potential Investor.

52.     Relmada once again advised Defendants that Relmada was “managing any potential relationship with [the Potential Investor and Relmada] will reach out to Laidlaw when needed.”

53.     Relmada never declined to provide the Potential Investor with due diligence access. Rather, Relmada, doing its own due diligence on a potential investor, simply sought to understand the unusual relationship between Laidlaw, Mr. Snedeker and the Potential Investor. Something clearly was amiss: (i) an investment bank, refusing to sign an engagement letter, was pushing an investment the company did not need at that time, (ii) with the assistance of an unqualified consultant, Mr. Snedeker, who also refused to enter an engagement with Relmada, and (iii) the Potential Investor did not, in the first instance, reach out to Relmada directly to discuss its alleged interest. Relmada was prepared to provide due diligence once this very strange circumstance had clarity. But in response to Relmada’s necessary and appropriate inquiries, it was the Potential Investor that ceased all communication and discussion with Relmada.

D.	Defendants Lose Their Relmada Board Member

54.     In the same period that the foregoing discussions transpired, on August 4, 2015, Relmada submitted an application for listing of its common stock on the NASDAQ Capital Market. NASDAQ, however, needed to approve Relmada’s application for listing following the completion of Relmada’s reverse stock split, which was completed for Relmada to meet NASDAQ’s $4.00 per share for 30 nonconsecutive days out of 60 uplisting requirement.

55.     In October 2015, Relmada scheduled a call with NASDAQ. Dr. Yazgi’s, Laidlaw’s nominee on Relmada’s Board of Directors, counsel joined the call.

56.     During the call Relmada learned that Laidlaw’s hand-picked director nominee had failed to disclose a lawsuit filed against him “involving allegations of insurance fraud, performance of medically unnecessary tests, participating in a patient referral scheme and civil racketeering.”

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57.     Because of Dr. Yazgi’s failure to disclose the allegations against him and the nature of the allegations themselves, NASDAQ delayed Relmada’s application to have its shares listed on NASDAQ.

58.     Upon learning of Dr. Yazgi’s conduct, Relmada urged Dr. Yazgi to resign from the Board of Directors.

59.     On October 14, 2015, following a call with Relmada’s corporate counsel, Dr. Yazgi emailed his resignation from the Board of Directors to Mr. Traversa and Mr. Seth.

60.     Later the same day, Dr. Yazgi spoke to Defendants regarding his resignation, improperly disclosing to Defendants confidential Board matters and non-public information about the call with NASDAQ and subsequent discussions with the Board. Recognizing that upon Dr. Yazgi’s resignation Laidlaw would lack any influence over Relmada’s business decisions (having failed to get Mr. Snedeker appointed), Laidlaw encouraged Dr. Yazgi to rescind his resignation.

61.     Thereafter, Dr. Yazgi wrote a second email to Mr. Traversa and Mr. Seth advising them that “there was a misunderstanding” and to “disregard any statements [Dr. Yazgi] made regarding leaving the Relmada Board of Directors. . . . [He] intend[ed] to remain on Relmada’s Board of Directors.”

62.     Recognizing, however, that Dr. Yazgi eventually would have to resign (which he did again on November 6, 2015), Defendants triggered the next phase in its scheme to take control of the company with the October 22, 2015 filing of a Schedule 13D containing knowingly and recklessly false statements intended to impugn current company management and lay the groundwork for Defendants’ bid to take over the Relmada Board.

E.	Defendants Continue Their Scheme by Filing a Schedule 13D Containing False Statements Impugning Company Management

63.     The Schedule 13D that Defendants filed with the SEC on or about October 22, 2015 contained (i) false and defamatory statements; and (ii) confidential information. Specifically, the Schedule 13D states:

To date, the Issuer has been unsuccessful in attracting institutional capital. Multiple high-quality healthcare-focused institutional investors recently have declined the opportunity to invest in the Issuer citing, among other things, the Issuer’s need for additional clinical and commercial expertise at the management and board level and better articulated development plans for its core products. . . . [A] third-party business consultant hired by the Reporting Persons recently introduced the Issuer to a high-quality healthcare institutional investor who was considering a substantial investment in the Issuer pending due diligence, but the Issuer declined this investor’s request for due diligence access. In denying this institutional investor access to customary due diligence, the Issuer passed up a potential opportunity to obtain high quality capital and enhance its reputation in the institutional investor community.

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64.     Defendants knowingly and/or recklessly published several false statements in Item 4 of the Schedule 13D. First, as discussed above, during the spring and summer of 2015, Relmada had sufficient capital on the heels of going public in May 2014. Specifically, Relmada had sufficient funds to achieve its next major milestones. As a result, Relmada was not actively seeking institutional investors at that time, and it was focused on product development and obtaining a NASDAQ listing. Thus, Relmada was not “unsuccessful in attracting institutional capital,” which states as a factual matter that efforts were being made to raise capital but were not successful. This was false. Rather, Relmada did not need and was not looking to obtain institutional capital at that time, and therefore was not “unsuccessful” at something it was not seeking to do.

65.     Second, Relmada knows of no “high-quality healthcare-focused institutional investors [that] declined the opportunity to invest in [Relmada]” for any reason. If any “high-quality healthcare-focused institutional investors” inquired into investment opportunities with Relmada, any such inquiries bypassed Relmada and were fielded by Defendants whom Relmada did not officially engage and had no authority to represent Relmada or act on Relmada’s behalf in connection with a potential investment. Most important, the statement in the Schedule 13D falsely conveys that potential investors approached (or were approached by) Relmada but they declined to invest. That simply never happened.

66.     Third, Relmada never declined a potential investor’s request for due diligence access. The only time a “high-quality healthcare institutional investor” (the Potential Investor) requested access to Relmada’s data room to conduct due diligence, Relmada and the Potential Investor executed a nondisclosure agreement and Mr. Traversa communicated with the General Counsel. Relmada was prepared to provide due diligence access once the irregular circumstances surrounding the potential investment transaction as described above were explained. Following that exchange, the Investor’s Analyst who made the request ceased to communicate with Relmada. No other potential investor made a “request for due diligence access”—rather, Laidlaw (who neither Relmada nor the Potential Investor had engaged) demanded access to Relmada’s data room, which neither Relmada nor the Potential Investor had authorized it to do. Thus, the factual assertion in the Schedule 13D that Relmada declined a request for due diligence access is knowingly false.

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67.     Similarly, Relmada did not deny the Potential Investor “access to customary due diligence.” Quite simply, the interactions between Laidlaw, Mr. Snedeker, the Potential Investor and Relmada, were far from “customary.” As detailed above, Relmada’s introduction to the Potential Investor was nothing but Laidlaw’s (i) effort to force Mr. Snedeker onto the Board and then (ii) Laidlaw’s and Mr. Snedeker’s attempt to coerce Relmada into giving Laidlaw (through Mr. Snedeker) information and more influence over Relmada. Thereafter, Laidlaw and Mr. Snedeker refused to sign engagement and consulting agreements, respectively, that are standard in the industry. Finally, when Relmada grew suspicious of Defendants’ and Mr. Snedeker’s intentions and sought clarity from the General Counsel about the Potential Investor’s interest in a potential investment in Relmada, the Potential Investor abandoned all communications with Relmada. None of these oddities reasonably can be considered “customary,” making this statement in the Schedule 13D false.

68.     In the Schedule 13D, Defendants also announced their intention to replace the current Board with directors of Defendants’ own preferred directors.

69.     Besides containing several false statements and misrepresentations, the Schedule 13D also contains confidential information Defendants learned in the ordinary course of confidential discussions with Relmada (based on a historical relationship of trust between the parties) and from Laidlaw’s lame duck Board of Directors designee, Dr. Yazgi, including the fact that Relmada engaged in discussions with the Potential Investor.

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70.     Indeed, Dr. Yazgi signed an affidavit admitting that he disclosed confidential information regarding the NASDAQ uplisting and his resignation to Laidlaw employees Kevin Wilson and Defendant Mr. Eitner.

F.	Defendants Next Tried to Take Over Relmada’s Board of Directors with Publication of More False Statements

71.     Having publicly made statements describing a poorly run, mismanaged and incompetent company, the next step in Defendants’ scheme was to put its own board in place so Defendants could start the fee gravy train again. On December 4, 2015, Laidlaw issued a press release announcing the formation of a “Shareholder Value Creation Committee” that supposedly intended to launch proxy and consent solicitations by nominating five directors for election or appointment to Relmada’s board of directors at the annual meeting scheduled for December 30, 2015. The press release noted that the individual defendants named in this action—Laidlaw, Matthew D. Eitner, and James P. Ahern—would participate in the proxy solicitation and consent solicitation on behalf of the Shareholder Value Creation Committee. On December 7, 2015, Defendants filed a copy of the press release with the SEC under Rule 14a-12 of the Exchange Act (the “False Solicitation”).

72.     The False Solicitation contained false and materially misleading statements and omissions in violation of Section 14(a) of the Securities Exchange Act of 1934 (15 U.S.C. § 78n(a)) and Regulation 14a-9 (17 C.F.R. § 240.14a-9).

73.     In the False Solicitation, Defendants purported to nominate five “highly qualified, independent directors for election or appointment to Relmada’s board of directors” at the 2015 annual meeting and urged stockholders not to return the proxy card sent by the current Relmada Board of Directors and sought stockholder’s “authority to withhold [their] vote from counting towards a quorum at Relmada’s 2015 annual meeting” while omitting material facts.

74.     First, Defendants failed to disclose the material fact that their purported intention to nominate any directors for election at the 2015 annual meeting was invalid due to Defendants’ failure to comply with the procedures for stockholder nominations to the Board set forth in Relmada’s Second Amended and Restated Bylaws (the “Bylaws”).

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75.     Second, while Defendants purported to nominate five directors for election or appointment, Defendants failed to disclose that only two seats were up for election on Relmada’s Board at the 2015 annual meeting.

76.     The False Solicitation also stated Defendants’ intention “to file a consent solicitation seeking [stockholders’] consent [] to expand Relmada’s board of directors and appoint certain of our director nominees to fill the newly created seats.” Contrary to Defendants’ assertion and as they materially omitted from the False Solicitation, under the Bylaws, Defendants could not “expand Relmada’s board of directors” individually or through stockholder consent.

77.     The False Solicitation also contained a misleading laundry list of the Board’s and stockholders’ corporate actions and inaccurately labeled them as attempts at “entrenchment” despite the fact that all the listed actions were appropriate actions for the Board and stockholders to take under Relmada’s articles of incorporation, bylaws, and Nevada law.

78.     Each of these statements and omissions in the False Solicitation (identified above in ¶¶ 71-77) was materially false and misleading.

79.     In response to the False Solicitation, Relmada mailed a letter to its stockholders on December 7, 2015, filed with the SEC on Schedule 14A, in opposition to Laidlaw’s purported proxy and consent solicitation, urging stockholders to vote for Relmada’s director nominees.

80.     Thereafter, on December 9, 2015, Relmada filed its initial Complaint and Motion for Temporary Restraining Order Without Notice and Preliminary Injunction in this case. Relmada also issued a press release on December 9, 2015, filed with the SEC on Schedule 14A, announcing that it had filed this lawsuit.

81.     On December 10, 2015, this Court issued an ex parte temporary restraining order and preliminary injunction enjoining Defendants from continued dissemination of false and misleading proxy materials and ordering Defendants to immediately retract or correct the statements in the proxy materials that the Court, agreeing with Relmada, deemed false and misleading.

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82.     Specifically, the Court ordered Defendants to disclose that (i) Defendants “missed the advance notice deadline for stockholders to validly nominate Relmada directors at the 2015 annual meeting;” (ii) “there are only two seats up for election on Relmada’s Board at the 2015 annual meeting;” (iii) “that the Board of Directors has the sole authority to set the size of the Board; and” (iv) “the corporate actions taken by Relmada’s current Board and stockholders that Defendants[] label as ‘entrenchment’ all were authorized under Relmada’s articles of incorporation, bylaws, and Nevada law.”

83.     The day after the Court entered the temporary restraining order and preliminary injunction, the battle over the Board continued with Defendants issuing a press release stating that they “intend[ed] to seek prompt relief” from the Court as a result of its order “preventing the solicitation of proxies” and would “continue to fight for shareholder rights.” Defendants’ press release did not contain any retraction or correction of the false in misleading proxy materials, in direct contravention of the Court’s order. Rather, Defendants continued to publish false and misleading statements.

84.     In response, Relmada continued to publish the truth that Defendants failed to acknowledge in press releases, mailings to its stockholders, and filings with the SEC, urged stockholders to vote for Relmada’s director nominees. In connection with at least one SEC filing, Relmada hired an independent proxy advisory firm that recommended that Relmada stockholders vote for Relmada’s proposed director nominees.

85.     On December 22, 2015, following a hearing, this Court entered a preliminary injunction enjoining Defendants from continuing to disseminate false and misleading proxy materials.

86.     Relmada issued additional press releases and SEC filings announcing the Court’s December 22, 2015 order and urging stockholders to vote for Relmada’s director nominees.

87.     In preparing its responses to Defendants’ False Solicitation, including press releases, mailings to stockholders, SEC filings, and retention of an independent proxy advisory firm, Relmada was forced to engage, at considerable expense, the services of various necessary advisers to combat the materially false and misleading proxy solicitations of Defendants, including advisors Joele Frank, a strategic communications firm; Innisfree M&A Incorporated, a proxy solicitation firm; and corporate attorneys at Goodwin Procter LLP. Relmada incurred these expenses, which totaled more than $1 million, as a direct and proximate result of the Defendants’ violation of the federal securities laws.

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88.     As a direct result of Defendants’ violations of the federal securities laws, Relmada suffered irreparable harm due to the uncertainty and delay surrounding the composition and election of Relmada’s board of directors, as this Court held on December 22, 2015 when it entered an order enjoining Defendants from continuing to disseminate false and misleading proxy materials.

89.     On December 30, 2015, Relmada stockholders voted to elect Relmada’s two director nominees: Shreeram Agharkar, Ph.D. and Maged Shenouda, R. Ph., MBA.

G.	Relmada has Suffered Substantial Damages Due to Defendants’ Scheme

90.     As a result of Defendants’ disclosure of Relmada’s confidential information and defamatory statements, Relmada’s stock price significantly declined. On October 22, 2015, the day Defendants filed the Schedule 13D, Relmada’s stock traded at $4.03. Relmada’s stock price quickly dropped to $3.70, a drop of approximately 8% (eight percent), and continued to decline. Similarly, on December 4, 2015, the last day on which there were stock sales prior to Defendants’ filing the False Solicitation, Relamda’s stock price closed at $2.66. The stock price immediately dropped to $2.31 on December 9, 2015, approximately a 13% (thirteen percent) drop. The combined impact of the Schedule 13D and False Solicitation triggered a 43% drop in Relmada’s stock price, representing a decline of approximately $20 million in the enterprise value of the company.

91.     Relmada’s stock price has continued to decline, reaching an all-time low of $1.01 on August 12, 2016.

92.     The initial drop in stock price and Relmada’s inability to rehabilitate its stock price jeopardized Relmada’s application to NASDAQ, which requires that an applicant’s stock be valued above $4.00 per share.

93.     Approximately one year after Relmada applied to NASDAQ and after spending significant funds to defend against Defendants’ attempt to take over the Board. Relmada’s inability to complete its NASDAQ application because of the drop in its stock price limits its ability to raise capital from institutional investors because institutional investors are reluctant to buy stock unless it is traded on a national securities exchange such as NASDAQ.

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94.     Relmada’s difficulty in raising capital has inhibited Relmada’s ability to conduct its normal business, including developing drugs. Prior to Defendants’ scheme, Relmada anticipated that by the summer of 2016, it would (i) be listed with NASDAQ; (ii) be in Phase II and III development of three different drugs; and (iii) have an estimated market value of approximately $100 million. Instead, as a result of Defendants’ scheme, Relmada has been hampered in raising capital, preventing it from fully moving forward with its business plan, and its estimated value has dropped to less than approximately $25 million.

95.     Since Defendants’ published false and misleading statements about Relmada, Relmada has attempted to rehabilitate its stock price, only to be thwarted by Defendants’ further retaliatory manipulation of Relmada’s stock price. Having failed to force Relmada to become their fee-generating piggy bank and allow takeover of the Relmada Board, Defendants continued to drive Relmada’s stock prices down by selling high volumes of their shares (which they acquired at little or no cost under the 2011 and 2014 engagements), at increasingly lower prices, to counteract Relmada’s positive announcements.

96.     By April 2016, Relmada’s stock price had partially recovered to nearly $4.00 per share. Thereafter, Defendants and various family members and related parties, including Richard Michalski, a broker at Laidlaw; Bruno Casatelli, (upon information and belief, the father in law of Kevin Wilson, a broker at Laidlaw); John-Paul Eitner, the brother of Defendant Matthew D. Eitner; and other Laidlaw personnel who own Relmada shares held by Sterne AG as nominee, began periodically selling off portions of their shares. Upon information and belief, from April 2016 through August 2016, Defendants and the other related parties sold approximately 280,000 shares of Relmada for increasingly lower prices. These sales constitute a material portion of all sales of Relmada stock during that period and therefore drove Relmada’s publicly reported stock price down to approximately $1.32 as of August 29, 2016.

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97.     The purchasers of the shares sold by Defendants and their related parties are unknown, and it is therefore unclear whether the sales were made to other persons or entities with a relationship to Laidlaw.

98.     The increasingly lower prices for which Defendants and their related parties have sold Relmada stock since April 2016 do not reflect fair value of Relmada shares, as Defendants knew. In fact, throughout the entire period from April 2016 through the present, analysts covering Relmada have consistently published a “target price” for Relmada’s stock between $6.00 and $8.00 per share and recommended that investors “buy” or “hold” Relmada stock (rather than sell). Accordingly, the clear purpose of the stock sales by Defendants and their related parties was to artificially depress Relmada’s stock price, undermine the current Board of Directors and management and prevent Relmada from listing its stock with NASDAQ, all of which directly injured Relmada.

FIRST CLAIM

(Breach of Fiduciary Duty)

99.     Relmada incorporates the allegations in the preceding paragraphs as if fully set forth herein.

100.   As more fully described in Paragraphs 1 through 98, Defendants owed Relmada a fiduciary duty arising from the parties’ confidential relationship of trust.

101.   Defendants knowingly breached their fiduciary duty to Relmada by (i) publicly disclosing and mischaracterizing confidential information obtained in the course of their fiduciary relationship with Relmada in a Schedule 13D filed with the SEC on October 22, 2015; (ii) publishing false and disparaging statements in the Schedule 13D and the False Solicitation filed with the SEC on December 7, 2015; and (iii) strategically selling Relmada stock at depressed prices to fraudulently manipulate the price of the stock.

102.   As a direct and proximate result of Defendants’ breach of fiduciary duty, Relmada’s stock fell in value and Relmada’s application for NASDAQ listing was jeopardized, thereby significantly limiting Relmada’s ability to raise capital.

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103.   Relmada is entitled to monetary damages for the damages and impact on its ability to raise capital as a result of Defendants’ breach of fiduciary duty.

SECOND CLAIM

(Violation of Section 14(a) of the Exchange Act of 1934 and Rule 14a-9 Thereunder)

104.   Relmada incorporates the allegations in the preceding paragraphs as if fully set forth herein.

105.   As more fully described in Paragraphs 1 through 98, Defendants made materially false and misleading statements, and omitted to disclose necessary material facts, in the False Solicitation that they filed with the SEC in connection with their proxy and consent solicitation in advance of the Relmada 2015 annual meeting.

106.   The Defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 thereunder in that they solicited proxies and consents from Relmada’s stockholders by means of the False Solicitation that contained statements which, at the time and in light of the circumstances under which they were made, were false and misleading with respect to material facts, and omitted to state material facts necessary in order to make the statements therein not false or misleading.

107.   As a direct and proximate result of Defendants’ wrongful conduct, Relmada incurred more than $1 million in expenses preparing stockholder letters and press releases in response to the False Solicitation.

108.   Relmada is entitled to monetary damages for the costs it incurred in responding to the False Solicitation.

THIRD CLAIM

(Injunctive Relief)

109.   Relmada incorporates the allegations in the preceding paragraphs as if fully set forth herein.

110.   As more fully described in Paragraphs 1 through 98, Defendants made materially false and misleading statements, and omitted to disclose necessary material facts, in the False Solicitation that they filed with the SEC in connection with their proxy and consent solicitation in advance of Relmada 2015 annual meeting.

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111.   The uncertainty and delay surrounding the composition and election of Relmada’s board of directors caused by Defendants’ violations of the federal securities laws threatened to cause and actually caused irreparable harm to Relmada and its stockholders, as this Court held on December 22, 2015 when it enjoined Defendants from continuing to disseminate false and misleading proxy materials.

112.   Relmada is entitled to a permanent injunction enjoining Defendants from continuing to disseminate false or misleading proxy materials and requiring them to retract or correct the False Solicitation.

113.   Unless Defendants’ actions are restrained by permanent injunctive relief, Relmada will be further irreparably harmed.

114.   Relmada was forced to retain counsel to prosecute this action and is thus entitled to an award of attorney’s fees and costs as provided at law.

FOURTH CLAIM

(Defamation/Business Disparagement)

115.   Relmada incorporates the allegations in the preceding paragraphs as if fully set forth herein.

116.   As more fully described in Paragraphs 1 through 98, Defendants made false and disparaging statements about Relmada in the Schedule 13D filed publicly with the SEC on October 22, 2015 and in the False Solicitation.

117.   Defendants published these false and defamatory statements to the SEC, and the public, including Relmada stockholders.

118.   Defendants did not publish the false and disparaging statements about Relmada under the protection of either absolute or qualified privilege.

119.   Defendants knew that the statements in the Schedule 13D and False Solicitation were false and or inaccurate and/or recklessly disregarded the truth of those statements.

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120.   Defendants maliciously published the false statements with the intent to cause harm to Relmada’s pecuniary interests, or knowingly and/or recklessly published the false statements in the Schedule 13D and the False Solicitation with reckless disregard for the truth.

121.   As a result of Defendants’ publication of the false and disparaging statements in the Schedule 13D and the False Solicitation, Relmada has been damaged in numerous ways, including without limitation, suffering a drop in stock price which undermined its efforts to raise capital and its ability to list with NASDAQ.

122.   Defendants’ acts have directly and proximately caused special damages to Relmada in an amount to be proven at trial, but which Relmada is informed and believes, and on that basis alleges, exceeds $20 million, exclusive of costs and interests.

123.   Defendants’ publication was made with oppression, fraud or malice, express or implied and thus Relmada is entitled, in addition to other damages and amounts, an award of exemplary or punitive damages.

FIFTH CLAIM

(Defamation Per Se)

124.   Relmada incorporates the allegations in the preceding paragraphs as if fully set forth herein.

125.   As more fully described in Paragraphs 1 through 98, Defendants made statements about Relmada in the Schedule 13D filed with the SEC on October 22, 2015 and in the False Solicitation that were false and disparaged Relmada’s business reputation. These statements constitute defamation per se and damages are presumed.

126.   Defendants published these false and defamatory statements to the SEC, the public and Relmada stockholders.

127.   Defendants did not publish the false and disparaging statements about Relmada under the protection of either absolute or qualified privilege.

128.   Defendants knew that the statements in the Schedule 13D and False Solicitation were false and or inaccurate and/or recklessly disregarded the truth of those statements.

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129.   Defendants maliciously published the false statements with the intent to cause harm to Relmada’s pecuniary interests, or knowingly and/or recklessly published the false statements in the Schedule 13D and the False Solicitation with reckless disregard for the truth.

130.   Relmada has incurred actual or presumed damages in an amount exceeding $20 million, the exact amount of which shall be proven at trial.

131.   Defendants’ publication was made with oppression, fraud or malice, express or implied and thus Relmada is entitled, in addition to other damages and amounts, an award of exemplary or punitive damages.

SIXTH CLAIM

(Tortious Interference with Prospective Economic Advantage)

132.   Relmada incorporates the allegations in the preceding paragraphs as if fully set forth herein.

133.   As more fully described in Paragraphs 1 through 98, Defendants published false and disparaging statements about Relmada that have interfered with Relmada’s ability to raise capital.

134.   Specifically, in the Schedule 13D, Defendants published the false statements that (i) Relmada “has been unsuccessful in attracting institutional capital;” (ii) “[m]ultiple high-quality healthcare-focused institutional investors recently have declined the opportunity to invest in” Relmada; (iii) Relmada refused to provide a potential investor with due diligence access; and (iv) Relmada “passed up a potential opportunity obtain high quality capital.”

135.   Defendants’ false and disparaging statements were unlawful.

136.   As Relmada’s financial advisor, Defendants knew that Relmada periodically seeks investors in to connection with its efforts to raise capital and that at some point in the future, Relmada would seek to engage in a transaction with potential investors.

137.   Defendants sought to harm Relmada’s ability to raise capital by publishing false statements in the Schedule 13D, including the false statement that Relmada denied an institutional investor due diligence access.

138.   Defendants’ false and disparaging statements are not justified or privileged.

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139.   Defendants also have engaged in an ongoing fraudulent scheme to deceive the marketplace and artificially depress Relmada’s stock price, undermine the current Board of Directors and management and prevent Relmada from listing its stock with NASDAQ, all of which directly injure Relmada.

140.   Defendants’ tortious conduct has caused Relmada actual harm by deterring prospective investors from transacting with and investing in Relmada, thereby impeding Relmada from raising capital.

141.   Defendants’ conduct was and is oppressive, malicious, and fraudulent and was carried out in bad faith, thereby warranting the assessment of exemplary and punitive damages against Defendants.

142.   Relmada is entitled to monetary damages for the damages and impact on its ability to raise capital as a result of Defendant’s tortious conduct.

SEVENTH CLAIM

(Violation of 18 U.S.C. § 1962(c))

143.   Relmada incorporates the allegations in the preceding paragraphs as if fully set forth herein.

144.   As more fully described in Paragraphs 1 through 98, Defendants injured Relmada through the acts described herein undertaken in furtherance of the enterprise described below.

145.   Defendants participated in the conduct of an enterprise that included themselves and Richard Michalski, a broker at Laidlaw; Bruno Casatelli, (upon information and belief, the father in law of Kevin Wilson, a broker at Laidlaw); John-Paul Eitner, the brother of Defendant Matthew D. Eitner; and other Laidlaw personnel who own Relmada shares through Sterne AG as nominee (the “Laidlaw Enterprise”).

146.   The Laidlaw Enterprise was an association-in-fact in which members played distinct roles for the common purposes of (i) obtaining confidential information regarding Relmada’s business directly and through its Board nominees; (ii) taking control of the Relmada Board of Directors; and (iii) engaging in retaliatory manipulation of Relmada’s stock price following the failure of Defendants’ proxy contest.

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147.   The participants in the Laidlaw Enterprise engaged in a continuing pattern of corrupt activity spanning approximately a year by, among other things, (i) making false statements to Relmada by phone and wire, to place its desired directors on the Relmada Board and obtain confidential information regarding Relmada’s business, including by falsely representing in an email dated August 25, 2015, that an analyst at a purportedly interested investor was the Chief Investment Officer; (ii) electronically filing and mailing a Schedule 13D containing knowingly false statements; (iii) electronically filing and mailing the False Solicitation, which also contained knowingly false statements and material omissions; and (iv) selling and continuing to sell shares in response to Relmada making positive announcements to artificially depress Relmada’s stock price.

148.   The activities described above were continuous, extended over a period from at least August 2015 to the present and directly related to the Laidlaw Enterprise’s scheme to take control of Relmada’s Board of Directors and depress Relmada’s stock price to attempt to demonstrate that the company is poorly managed.

149.   As examples of the participants’ distinct roles in furtherance of the Laidlaw Enterprise: (i) Defendants published the Schedule 13D and False Solicitation; and (ii) Defendants; Richard Michalski, a broker at Laidlaw; Bruno Casatelli, (upon information and belief, the father in law of Kevin Wilson, a broker at Laidlaw); John-Paul Eitner, the brother of Defendant Matthew D. Eitner; and other Laidlaw personnel who own Relmada shares through Sterne AG as nominee, have and continue to sell stock on the Defendants’ behalf in order to continue to suppress Relmada’s stock price.

150.   Defendants conducted or participated in, directly or indirectly, the affairs of the Laidlaw Enterprise through a pattern of racketeering activity that included multiple acts of mail and wire fraud in violation of 18 U.S.C. §§ 1341 and 1343, all as elsewhere alleged with particularity herein.

151.   The acts of the Laidlaw Enterprise injured or threatened to injure Relmada.

152.   As a result of the foregoing, Relmada has suffered damages according to proof and is entitled to recover treble damages and attorneys’ fees and expenses.

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EIGHTH CLAIM

(Violation of 18 U.S.C. § 1962(d))

153.   Relmada incorporates the allegations in the preceding paragraphs as if fully set forth herein.

154.   As more fully described in Paragraphs 1 through 98, Defendants injured Relmada through the acts described herein undertaken in furtherance of the enterprise described below.

155.   Each Defendant agreed to participate in the conduct of the Laidlaw Enterprise that included themselves and Richard Michalski, a broker at Laidlaw; Bruno Casatelli, (upon information and belief, the father in law of Kevin Wilson, a broker at Laidlaw); John-Paul Eitner, the brother of Defendant Matthew D. Eitner; and other Laidlaw personnel who own Relmada shares, through Sterne AG as nominee.

156.   The Laidlaw Enterprise was an association-in-fact in which members played distinct roles for the common purposes of (i) obtaining confidential information regarding Relmada’s business directly and through its Board nominees; (ii) taking control of the Relmada Board of Directors; and (iii) engaging in retaliatory manipulation of Relmada’s stock price following the failure of Defendants’ proxy contest.

157.   The participants in the Laidlaw Enterprise agreed to engage in a continuing pattern of racketeering activity spanning approximately a year by, among other things, (i) making false statements to Relmada by phone and wire, to place its desired directors on the Relmada Board and obtain confidential information regarding Relmada’s business, including by false representing in an email dated August 25, 2015, that an analyst at a purportedly interested investor was the Chief Investment Officer; (ii) electronically filing and mailing a Schedule 13D containing knowingly false statements; (iii) electronically filing and mailing the False Solicitation, which also contained knowingly false statements and material omissions; and (iv) selling and continuing to sell shares in response to Relmada making positive announcements to artificially depress Relmada’s stock price.

158.   Over the past year, Defendants conducted or participated in and/or conspired to conduct or participate in, directly or indirectly, the affairs of the Laidlaw Enterprise through a pattern of corrupt activity that included multiple acts of mail and wire fraud in violation of 18 U.S.C. §§ 1341 and 1343, all as elsewhere alleged with particularity herein.

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159.   Each Defendant agreed to participate in the purpose and objective of the Laidlaw Enterprise to engage in a pattern of racketeering activity in order to take control of the Relmada Board of Directors and retaliate against Relmada when the initial efforts to do so were unsuccessful.

160.   As a result of the foregoing, Relmada is entitled to recover treble damages and attorneys’ fees and expenses.

NINTH CLAIM

(Violation of Section 10(b) of the Exchange Act of 1934 and Rule 10b-5 Thereunder)

161.   Relmada incorporates the allegations in the preceding paragraphs as if fully set forth herein.

162.   As more fully described in Paragraphs 1 through 98, Defendants have engaged in an ongoing scheme to deceive the marketplace and artificially Relmada’s stock price, undermine the current Board of Directors and management and prevent Relmada from listing its stock with NASDAQ, all of which directly injured Relmada.

163.   Issuers have standing to bring Rule 10b-5 claims for injunctive relief.

164.   Relmada, as the target company and issuer, is in the best position to bring a Rule 10b-5 claim for injunctive relief to stop the Defendants from further manipulating Relmada stock. Relmada has a duty to its shareholders to stop Defendants from devaluing the stock held by Relmada’s shareholders.

165.   Remedies at law are inadequate to address fully Defendants’ continuing manipulation of Relmada stock.

166.   Defendants—and, at Defendants’ direction, other individuals related to themselves or other Laidlaw personnel—commenced a scheme to depress Relmada’s stock price by systematically and strategically selling off shares (obtained at no cost), including sales timed to coincide with Relmada’s announcements of positive business developments. Through these sales, Defendants are front running their own investors, which they had brought to invest in Relmada during the 2012 to 2014 period.

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167.   Defendants have prevented Relmada’s stock price from returning to its true value by coinciding their stock sales with Relmada’s announcements of positive business developments.

168.   Defendants continue to sell their stock in an effort drive down Relmada’s stock price.

169.   Defendants’ liability arises from the fact that they made untrue statements of material fact and/or omitted to state material facts in the Schedule 13D and False Solicitation, and sold and/or encouraged the sale of Relmada stock timed to coincide with Relmada’s announcement of positive business developments. Defendants’ material misrepresentations, omissions of material facts and fraudulent conduct has manipulated and deceived the marketplace, purchasers and potential purchasers of Relmada stock with regard to the actual value of Relmada stock.

170.   By manipulating the price of Relmada stock, as set forth herein, the Defendants acted with scienter and caused Relmada’ loss of worth and reputational damage. Relmada has suffered damages directly and proximately caused by Defendants scheme to unlawfully manipulate the Relmada stock price.

WHEREFORE Relmada prays for relief as follows:

1.       That the Court enter judgment for Relmada on all Claims of the Second Amended Complaint;

2.       That the Court continue to permanently enjoin Defendants from disseminating false or misleading proxy and consent solicitation materials, and require Defendants to retract or correct the misrepresentations and omissions in the False Solicitation, consistent with the Court’s December 22, 2015 Order;

3.       That the Court permanently enjoin Defendants from engaging in manipulative selling and other activities that lower Relmada’s stock price;

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4.       That the Court award Relmada monetary damages for Defendants’ breach of fiduciary duty, violation of the federal securities laws, defamation per se, defamation/business disparagement, tortious interference with prospective economic advantage, and violation of federal RICO laws;

5.       For an award of exemplary and/or punitive damages;

6.       For an award of attorney’s fees and costs; and

7.       For any additional relief this Court deems just and proper.

DATED this 6th day of September, 2016	Respectfully submitted, BROWNSTEIN HYATT FARBER SCHRECK, LLP
	By:	/s/ Jeffrey S. Rugg

JEFFREY S. RUGG, ESQ.

Nevada Bar # 10978

MAXIMILIEN D. FETAZ, ESQ.

Nevada Bar # 12737

100 North City Parkway, Suite 1600

Las Vegas, Nevada 89106-4614

DAVID H. WOLLMUTH, ESQ.

(pro hac forthcoming)

WILLIAM F. DAHILL, ESQ.

(pro hac forthcoming)

WOLLMUTH MAHER & DEUTSCH LLP

500 Fifth Avenue

New York, NY 10110

Attorneys For Plaintiff
RELMADA THERAPEUTICS, INC.

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